Exhibit 5.1

June 17, 2009

STAAR Surgical Company
1911 Walker Ave.
Monrovia, CA 91016

Re:	Registration Statement on Form S-3, File No. 333-159293

Ladies and Gentlemen:

I have acted as counsel to STAAR Surgical Company (the “Company”), a Delaware corporation, in connection with the Company’s Registration Statement on Form S-3, File Number 333-159293 (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on May 15, 2009.

On the date hereof the Company filed with the Commission (1) a prospectus supplement dated June 16, 2009 pursuant to Rule 424(b) promulgated under the Act for the takedown offering under the Act of 4,255,319 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) pursuant to the Registration Statement, and (2) a prospectus supplement dated June 17, 2009 pursuant to Rule 424(b) promulgated under the Act for the takedown offering under the Act of 300,000 shares of Common Stock pursuant to the Registration Statement (collectively with the 4,255,319 shares offered pursuant to the June 16, 2009 prospectus supplement, the “Shares”).

In my capacity of General Counsel to the Company, based on my familiarity with the affairs of the Company and on my examination of the law and documents I have deemed relevant, I am of the opinion that the Shares, when sold as contemplated in the Registration Statement and the respective prospectus supplements, and when delivered against the consideration specified therefor in the prospectus supplements, will be legally issued, fully paid and non-assessable.

My opinion is limited to matters governed by the federal laws of the United States of America, the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported decisions of the Delaware courts interpreting these laws.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to this opinion in the Registration Statement, the prospectus constituting a part thereof, including any prospectus supplement, and any amendments thereto.

Very truly yours, /s/Charles Kaufman Charles Kaufman General Counsel